Exhibit 21.0

SUBSIDIARIES OF THE REGISTRANT

Parent

TF Financial Corporation

Subsidiaries	Percentage Owned	Jurisdiction of Incorporation
Third Federal Bank(a)	100%	United States
TF Investments Corporation(a)	100%	Delaware
Teragon Financial Corporation(a)(b)	100%	Pennsylvania
Penns Trail Development Corporation(a)	100%	Delaware
Third Delaware Corporation(a)(b)	100%	Delaware

(a)           The operations of this subsidiary are included in the consolidated financial statements contained in the 2006 Annual Report to Stockholders incorporated herein by reference.

(b)          Third Delaware Corporation and Teragon Financial Corporation are wholly-owned subsidiaries of Third Federal Bank.